Notice of Stock Option Grant
Skyworks Solutions, Inc.

«FirstName» «LastName»
«Address1»
«City», «State» «PostalCode»

Shares Granted:	«Shares»
Option Price:	«Price»
Grant Date:	«Grant Date»
Last Date to Exercise:	«Expiration Date»
Plan:	1996 ELTIP
Type:	Non-Qualified Option

We are pleased to inform you that the Compensation Committee of the Board of Directors has granted you an Option to purchase shares of the Common Stock of Skyworks Solutions, Inc., as shown above. Your Option has been granted under Skyworks' 1996 Long-Term Incentive Plan, a copy of which is attached to this Notice. Please review the 1996 Plan carefully.

1. **Vesting:** Subject to the terms of the 1996 Plan, option shares vest (become exercisable) under the following schedule.

Anniversary of Grant Date:	1st	2nd	3rd	4th
Shares vested on and after that date:	25%	50%	75%	100%

2. **Exercise:** You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company. All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the 1996 Plan following your ceasing to be an employee of Skyworks. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option. In the event of a Change of Control, as defined in the 1996 Plan, all shares under this Option will vest immediately.

3. **Employment Requirements:** If you cease to be an employee of Skyworks for any reason, the exercise of this Option is subject to special exercise provisions set out in the 1996 Plan for all forms of termination, including terminations resulting from death, disability, resignation and involuntary termination.

4. **Taxes, Withholding and Disposition of Stock:** In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or to withhold such amounts from other payments due to you from the Company.

5. **Nontransferability; Persons Able to Exercise:** You cannot sell, transfer or give this Option to anyone else. During your life, you are the only person who can exercise this Option. Provisions in the 1996 Plan establish how this Option may be exercised after your death.

6. **Non-Qualified Option.** This is a nonqualified stock option and is not intended to be an Incentive Stock Option, as that term is described in Section 422 of the Internal Revenue Code of 1986, as amended.

7. **Option Subject to the 1996 Plan:** This Option has been granted under Skyworks' 1996 Long-Term Incentive Plan, which, together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated into this Notice by reference. A copy of the 1996 Plan is attached to this Notice, and you may get additional copies from the Stock Administration Department.

You should review the 1996 Plan carefully.